EXHIBIT 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                             PALLET LOGISTICS, INC.


          PALLET LOGISTICS, INC. (the "CORPORATION"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), hereby certifies as follows pursuant to Sections 242 and 245 of the DGCL:

1. The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware (the "SECRETARY OF STATE") on January 2, 1996.

2. The sole director and the stockholders of the Corporation, in accordance with Sections 242 and 245 of the DGCL, adopted and approved this Amended and Restated Certificate of Incorporation (including the amendments to the Corporation's Certificate of Incorporation effected hereby).

3. Effective immediately upon the filing of this Amended and Restated Certificate of Incorporation in the office of the Secretary of State, each outstanding share of previously existing Common Stock, par value $1.00 per share, shall be and hereby is converted into and reclassified as 1,021.389 shares of Common Stock, par value $0.01 per share. Certificates representing reclassified shares are hereby canceled and upon presentation of the canceled certificates to the Corporation, the holders thereof shall be entitled to receive certificate(s) representing the new shares into which such canceled shares have been converted.

4. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation (hereinafter referred to as the "Corporation") is: PalEx, Inc.

SECOND: The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington 19805, County of New Castle. The name of the Corporation's registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware ("DGCL").

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 35,000,000, of which 5,000,000 shares shall be Preferred Stock, par value $0.01 per share, and 30,000,000 shares shall be Common Stock, par value $0.01 per share.

          A. PREFERRED STOCK. (1) Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (herein called the "Directors' Resolution"). The Directors' Resolution as to any series shall (a) establish the number of shares constituting, and the distinctive designation of, that series, (b) fix the dividend rate, if any, of the shares of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (c) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (d) state the price or prices or rate or rates, and adjustments, if any, at which, the time or times and the terms and conditions upon which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holder or holders of shares of such series or upon the occurrence of a specified event, and state whether such shares may be redeemed for cash, property or rights, including securities of the Corporation or another entity; and such Directors' Resolution may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, provided that each share shall not have more than one vote per share, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (vi) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of

          Directors, to the extent not inconsistent with this Article FOURTH and to the full extent now or hereafter permitted by the laws of the State of Delaware.

          (2) Except as by law expressly provided, or except as may be provided in any Directors' Resolution, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders of the Corporation.

          (3) Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any Directors' Resolution providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized but unissued Preferred Stock.

          B. COMMON STOCK. All shares of the Common Stock of the Corporation shall be identical and except as otherwise required by law or as otherwise provided in the Directors' Resolution or Resolutions, if any, adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

FIFTH: The business and affairs of the Corporation shall be managed and controlled by its Board of Directors. The number of directors constituting the Board of Directors shall be fixed by the Board of Directors, but shall not be less than three or more than 15.

At the expiration of the initial term of the directors, all of the directors shall be elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier death, resignation, removal or retirement. Any director elected or appointed to fill a vacancy shall hold office for the remaining term. No decrease in the number of directors constituting the Corporation's Board of Directors shall shorten the term of any incumbent director. Any vacancy in the Board of Directors, whether arising through death, resignation or removal of a director, or through an increase in the number of directors, shall be filled by the majority vote of the remaining directors.

A director of the Corporation may be removed only for cause and only upon the affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation entitled to vote at an election of directors, subject to further restrictions on removal, not inconsistent with this Article FIFTH, as may be contained in the Bylaws.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this

Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes unless expressly provided by such terms.

SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          A. The Board of Directors is authorized to alter, amend or repeal the Bylaws or adopt new Bylaws of the Corporation. The stockholders shall not repeal or change the Bylaws of the Corporation unless such repeal or change is approved by the affirmative vote of the holders of not less than 80% of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for the purposes of this paragraph A as a single class.

          B. Election of directors need not be by written ballot unless the Bylaws so provide.

          C. In addition to the powers herein or by statute expressly conferred upon the Corporation's directors, the Corporation's directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; PROVIDED, HOWEVER, that no Bylaws hereafter adopted shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

          D. No action shall be taken by the stockholders except at an annual or special meeting with prior notice and a vote. No action shall be taken by the stockholders by written consent.

SEVENTH: The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; PROVIDED, HOWEVER, that this Article EIGHTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article EIGHTH shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the

Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

NINTH: The provisions set forth in this Article NINTH and Articles FIFTH, SIXTH and EIGHTH hereof may not be amended, altered, changed, repealed or rescinded in any respect unless such action is approved by the affirmative vote of the holders of not less than 80 percent of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors, considered for purposes of this Article NINTH as a single class. The voting requirements contained in this Article NINTH and in Article SIXTH hereof shall be in addition to voting requirements imposed by law, other provisions of this Certificate of Incorporation or any designation of preferences in favor of certain classes or series of shares of capital stock of the Corporation.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

             IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed for and on behalf of the Corporation by its officers thereunto duly authorized as of December 20, 1996.

                                    /s/ VANCE K. MAULTSBY, JR.
                                        Vance K. Maultsby, Jr.,
                                        Chief Executive Officer